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                                                                     EXHIBIT 2.1







                              AMENDED AND RESTATED
                          STOCK PURCHASE AGREEMENT AND
                                 PLAN OF MERGER

                                   UNICO INC.,
                        UNITED MARKETING SOLUTIONS INC.,
                         NEXT GENERATION MEDIA CORP. and
                          UNITED MARKETING MERGER CORP.


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                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT

       THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (the "Agreement") is dated the 30th day of December, 1998, among UNICO, INC., a Delaware corporation ("Seller"), UNITED MARKETING SOLUTIONS INC., a Virginia corporation formerly known as United Coupon Corporation ("UMSI"), NEXT GENERATION MEDIA CORP., a Nevada corporation ("Buyer"), and UNITED MARKETING MERGER CORP., a Virginia corporation ("Newco").

                                    RECITALS

       A. Seller owns 100% of the issued and outstanding shares of the capital stock of UMSI.

       B. Seller desires to sell, and Buyer desires to purchase, all of Seller's shares of capital stock of UMSI, for the consideration and upon the terms and subject to the conditions hereinafter set forth.

       C. The parties desire that Newco shall be merged with and into UMSI (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger substantially in the form set forth in Annex A hereto (the "Plan of Merger").

       D. The parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

       E. The parties executed a Stock Purchase Agreement dated as of May 8, 1998 (the "Prior Agreement") and, since the date of the execution of the Prior Agreement, certain events have occurred that have rendered the Prior Agreement no longer reflective of the parties' desired method of consummating the Merger.

       F. In light of the changes in circumstances and the desire among the parties to amend the Prior Agreement, the parties have executed this Agreement to provide for a more rapid conclusion of the transactions contemplated in the Prior Agreement and in this Agreement.

       NOW, THEREFORE, in consideration of the foregoing, and for other consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.     Purchase and Sale of Stock and Merger.

       1.1. Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), Seller shall sell to Buyer, and Buyer shall purchase from Seller, 1 share of common stock (the "UMSI Shares"), par value $20.00, of UMSI ("UMSI Common") representing 100% of the issued and outstanding capital stock of UMSI.

                     1.2. Purchase Price. In exchange for the UMSI Shares, Buyer agrees to pay the Seller the purchase price in the form of (a) $172,664.50 in cash (the "Merger Consideration") which is equal to $0.10 multiplied by the number of shares of Unico Common Stock, par value $0.01 per share ("Unico Common") held by the holders of Unico Common ("Unico Common Holders") other than either T.C. Equities Ltd. or Next Generation Media Corp., (b) forgiveness of indebtedness in the amount of $175,500.00 owed by Seller to Buyer pursuant to
Section 6.15.1 hereof (the "Debt Forgiveness"), and (c) $164,000.00 cash (the "Debt Pay-Off Consideration," and, together with the Merger Consideration and the Debt Forgiveness, the "Purchase Price") for the


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payment of debts of Seller to the extent that creditors of Seller (other than
BancFirst, an Oklahoma banking corporation ("BancFirst")) do not consent to the assignment of such debt by Seller, the assumption of such debt by Buyer and the release of Seller in respect of such debt by such creditor.

       1.3. Payment of Purchase Price. The Purchase Price shall be payable as follows:

              1.3.1. Buyer shall pay to the Seller the Merger Consideration upon the Closing (as defined herein).

              1.3.2. Buyer shall pay Seller the Debt Pay-Off Consideration at
                     Closing.

       1.4. Closing. The closing of the purchase and sale of the UMSI Shares (the "Closing") shall take place at the offices of Williams & Connolly, Washington, D.C., as soon after the vote of the shareholders of Seller as is practicable (such date, the "Closing Date").

       1.5. Merger. UMSI and Newco are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the Virginia Stock Corporation Act, as amended (the "VSCA"). At the Effective Time (as defined herein):

              1.5.1. Newco shall be merged with and into UMSI in accordance with the applicable provisions of the VSCA, with UMSI being the surviving corporate entity (the "Surviving Corporation").

              1.5.2. The separate existence of Newco shall cease, and the Merger shall in all respects have the effect provided for in subsection 1.8.

              1.5.3. The Articles of Incorporation of UMSI at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation.

              1.5.4. The bylaws of UMSI at the Effective Time shall become the bylaws of the Surviving Corporation.

       1.6. Filing; Plan of Merger. The Merger shall not become effective unless this Agreement and the Plan of Merger are duly adopted by the respective boards of directors of the Constituent Corporations and approved by shareholders holding the requisite number of shares of Seller and each of the Constituent Corporations. Upon fulfillment or waiver of the conditions in Section 5 and provided that this Agreement has not been terminated pursuant to Section 6.2, the Constituent Corporations will cause the Plan of Merger to be certified, executed, acknowledged and filed with the Virginia Corporation Commission as provided in the VSCA. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the shareholders of the Constituent Corporations and of Seller shall constitute adoption and approval of the Plan of Merger.

       1.7. Effective Time. The Merger shall be effective at the day and hour specified in the Articles of Merger (including the Plan of Merger) filed with the Virginia Corporation Commission (the "Effective Time").

       1.8. Effect of Merger. From and after the Effective Time, the Merger shall have the effect described in the VSCA. At the Effective Time, by virtue of the Merger and without any action on the part of Constituent Corporations, each share of the common stock of Newco issued and outstanding immediately prior to the Effective Time shall no longer be issued and outstanding, and each share of the UMSI Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding. The Surviving


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Corporation shall become, by virtue of the Merger and without any action on the part of the Constituent Corporations, a wholly-owned subsidiary of Buyer.

2. Representations and Warranties of Seller and UMSI. Seller and UMSI each represents and warrants to Buyer as follows:

       2.1. Capital Structure, Organization, Standing and Authority. The authorized capital stock of Seller consists of 20,000,000 shares of Unico Common, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Unico Preferred") of which Seller has one designated series (the "Unico Series C Preferred"). No other classes of capital stock of Seller are authorized. As of the date hereof, 5,631,817 shares of Unico Common and no other shares of capital stock of Seller are issued and outstanding. (The 428,185 shares of Unico Series C Preferred stock converted at a ratio of 1:4 to common stock as of August 1, 1998.) All outstanding shares of Unico Common have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on Schedule 2.1 of the Prior Agreement, Seller has no warrants, options, rights, convertible securities and other arrangements or commitments that obligate it to issue or dispose of any of its capital stock or other ownership interests, and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock, or other securities or to pay cash (collectively, "Rights") authorized, issued or outstanding with respect to the capital stock of Seller. Holders of Unico Common do not have preemptive rights. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business in any other state of the United States or foreign jurisdiction where such failure would have a material adverse effect on the financial condition, results of operations, business or business prospects of Seller.

       2.2. Authorization; Validity and Effect of Transaction Documents. The execution and delivery of this Agreement and all other Transaction Documents (as defined herein) by Seller, and the consummation by it of the transactions contemplated hereby and thereby (the "Transactions"), have been duly authorized by all requisite corporate action (subject to receipt of approval of the Unico Common Holders of this Agreement and the Plan of Merger). This Agreement constitutes, and all other agreements and documents contemplated hereby (the "Transaction Documents"), which are to be executed and delivered by Seller, when executed and delivered pursuant hereto, will constitute the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms (subject to receipt of approval of the Seller's shareholders of this Agreement and the Plan of Merger). The execution and delivery of this Agreement and any other Transaction Document does not, and the consummation of the Transactions will not: (i) require the consent of any third party (other than the approval of the Seller's shareholders of this Agreement and the Plan of Merger and the consent of BancFirst), (ii) violate any statute or law or any rule, regulation, order, writ, injunction, arbitration award, or decree of any court, administrative or governmental agency, instrumentality, commission, authority, board or other body (a "Governmental Authority") or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority; (iii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest, encumbrance, assessment or adverse claim (a "Lien") upon any part of the property of Seller pursuant to any provision of, any material contract, indenture, mortgage, lease, license, Lien, or other agreement or instrument to which Seller is a party or by which it is bound, or
(iv) violate or conflict with any provision of the bylaws or articles of incorporation of the Seller as amended to the date of this Agreement.


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       2.3.   Ownership of Subsidiary. Seller's sole operating subsidiary is
              UMSI, a Delaware corporation. The authorized capital stock of UMSI consists of 100 shares of UMSI Common, par value $20.00 per share. No other classes of capital stock of UMSI are authorized. As of the date hereof, one share of UMSI Common is issued and outstanding, and no other shares of capital stock of UMSI are issued and outstanding. All outstanding shares of UMSI Common have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock have been reserved for any purpose. UMSI has no Rights authorized, issued or outstanding with respect to the capital stock of UMSI. Seller is the sole holder of 100% of the issued and outstanding capital stock of UMSI, free and clear of all Liens, encumbrances, charges, defaults, pledges or equitable interests other than the Lien of BancFirst. UMSI is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia with full corporate power and authority to carry on its business as it is currently being conducted in any other state of the United States or foreign jurisdiction where such failure would have a material adverse effect on the financial condition, results of operations, business or business prospects of UMSI.

       2.4. Authorization; Validity and Effect of Transaction Documents - UMSI. The execution and delivery of this Agreement and all other Transaction Documents by UMSI, and the consummation by it of the Transactions have been duly authorized by all requisite corporate action. This Agreement and the Transaction Documents which are to be executed and delivered by UMSI, when executed and delivered pursuant hereto, will constitute the valid and legally binding obligations of UMSI, enforceable in accordance with their respective terms (subject to receipt of approval of the Unico Common Holders of this Agreement and the Plan of Merger). The execution and delivery of this Agreement and any other Transaction Document does not, and the consummation of the Transactions will not: (i) require the consent of any third party (other than the approval of Seller's shareholders of this Agreement and the Plan of Merger and the consent of BancFirst), (ii) violate any statute or law or any rule, regulation, order, writ, injunction, arbitration award, or decree of any Governmental Authority or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority; (iii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Lien upon any part of the property of UMSI pursuant to any provision of, any material contract, indenture, mortgage, lease, license, Lien, or other agreement or instrument to which UMSI is a party or by which it is bound, or
(iv) violate or conflict with any provision of the bylaws or articles of incorporation of UMSI as amended to the date of this Agreement.

       2.5. Assets and Contract Rights. Seller has no significant assets other than the UMSI Shares and its contract rights pursuant to this Agreement and the other Transaction Documents.

       2.6. Litigation. Other than as provided in Schedule 2.6 of the Prior Agreement as updated herewith, there are no actions, suits, investigations, inquiries or other proceedings with respect to Seller or UMSI involving claims by or against Seller or UMSI which are pending or threatened against any such entity, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality regarding Seller's ownership of the UMSI Shares, Seller's business or UMSI's business.

       2.7. Interested Party Transactions. No current or former officer, director, or shareholder of Seller, or any family member of any such natural


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person: (a) is owed or will be owed any debt by UMSI, either directly or indirectly; (b) is indebted or will be indebted to UMSI; or (c) is, directly or indirectly, interested in any contract of UMSI or any other entity now owning or which has owned in the past calendar year any assets of UMSI, other than Mr. Gerard Bernier, in respect of whom UMSI has executed an employment agreement and an indemnification in connection with a line of credit established for the benefit of UMSI.

       2.8.   Securities Filings; Statements True.

              2.8.1. Seller has timely filed all reports, proxy statements, registration statements and all similar documents (the "Securities Documents") filed, or required to be filed, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder (collectively, the "Securities Laws") since January 1, 1995, with the exception of Seller's annual report on Form 10-K for fiscal year 1997 that was filed with the SEC on April 16, 1998. Seller has provided to Buyer a true and complete copy of each Securities Document filed by Seller with the SEC that Seller was required to file during such period. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

              2.8.2. The consolidated balance sheets of Seller as of December 31, 1997, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1997, 1996 and 1995, as filed by Seller in Securities Documents and the consolidated balance sheets of Seller (including related notes and schedules, if any) and the related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) including in Securities Documents filed by Seller with respect to periods ended subsequent to December 31, 1997 (collectively, the "Financial Statements") fairly present or will fairly present, as the case may be, the consolidated financial position of Seller and UMSI as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with U.S. generally accepted accounted principles on a consistent basis.

              2.8.3. No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Seller or UMSI contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

       2.9 Adverse Change. Since December 31, 1997, Seller and UMSI have not incurred any liability except as disclosed in the most recent Seller Financial Statements, or entered into any transactions with affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective adverse change in the business, financial condition or results of operations of

Seller or of UMSI. All liabilities (including contingent liabilities) of Seller and UMSI are disclosed in the most recent Financial Statements of Seller or were incurred in the ordinary course of business since the date of Seller's most recent Financial Statements.

       2.10. Loans. All of the loans on the books of Seller and UMSI are valid and properly documented, and were made in the ordinary course of business. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, violates any federal, state or local law, rule, regulation or ordinance applicable thereto. Attached at Schedule 2.10 of the Prior Agreement is (a) a summary of all outstanding material debt obligations of Seller including the name and address of each creditor, the outstanding principal and interest owed as of the date hereof and the material terms of such debt obligation, and (b) a copy of written evidence from BancFirst that BancFirst will not object to the Transactions, consents to the acquisition of UMSI by Buyer, releases Seller from its obligations in regard to its debt to BancFirst and agrees to the assumption by Buyer of such obligations in regard to the debt of Seller to BancFirst.

       2.11. Taxes. Other than as described on Schedule 2.11 of the Prior Agreement, Seller and UMSI have timely filed (or requests for extensions have been timely filed and any such extensions have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the period covered by such returns and will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Closing Date. Neither Seller nor UMSI will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. All federal, state and local (and, if applicable, foreign) tax returns filed by Seller and UMSI are complete and accurate. Neither Seller nor UMSI is delinquent in the payment of any tax, assessment or governmental charge.

       2.12. Compliance with Laws. Each of Seller and UMSI is in compliance with all statutes and regulations, and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither Seller nor UMSI has received notification (a) asserting a violation or possible violation of any such statute or regulation, (b) threatening to revoke any permit, license, registration or other government authorization, or (c) restricting or in any way limiting its operations.

       2.13. No Brokers. Neither Seller nor UMSI has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer, Seller or UMSI to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the other Transaction Documents or the consummation of the Transactions, and Seller is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the other Transaction Documents or the consummation of the Transactions.

       2.14. Certain Information. When the proxy statement is mailed, and at the time of the meeting of Seller's shareholders to vote upon this Agreement and the Plan of Merger, the proxy statement and all amendments and supplements thereto, with respect to all information set forth therein provided by Seller,
(a) shall comply with the applicable provisions of the Securities Laws and (b) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

       2.15. Insurance. Set forth in Schedule 2.15 of the Prior Agreement is a complete list of insurance policies that Seller maintains with respect to itself and/or UMSI, together with a copy of the declarations page of each such policy setting forth, with respect to each policy, the amount and type of coverage, limits and deductibles, inception and expiration dates and insurance carrier. Such policies are in full force and effect.

       2.16 Employees. Set forth in Schedule 2.16 of the Prior Agreement is an accurate and complete list of the names of all persons employed by UMSI ("Employees") as of its date, together with the following information with respect to each Employee: base compensation and department. Except as set forth in Schedule 2.16, neither Seller nor UMSI has promised or agreed to give any Employee a pay raise or any additional compensation other than with respect to a review in the ordinary course of business consistent with past practice.
Schedule 2.16 also sets forth the names of all Employees with whom Seller or UMSI has entered into an employment agreement and/or a non-compete agreement, as well as the material terms of any such agreement.

       2.17 Employee Benefit Plans; ERISA Compliance. With respect to each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and every other fringe benefit, stock option, bonus, incentive compensation, deferred compensation, excess, supplemental executive compensation, employee stock purchase, vacation, sickness or disability, severance or separation, restricted stock or other employee benefit plan, policy or arrangement, whether written or oral, maintained or contributed to within the last five years by UMSI or by a Common Control Entity (as defined below) for the benefit of Employees or former employees or under which UMSI has or may have any liability or obligation (the "Benefit Plans") maintained by UMSI or any corporation or other trade or business under common control with UMSI (as determined under Section 414(b) or (c) of the Code, a "Common Control Entity"): (i) there is no actual or contingent liability under Title IV of ERISA or the Code to any person or entity, including the Pension Benefit Guaranty Corporation, the IRS, any such plan or the participants (or their beneficiaries) in any such plan; (ii) the assets of UMSI have not been subject to a lien under ERISA or the Code; and
(iii) there is no basis for such liability or the assertion of any such lien with respect to the assets of UMSI as the result of or after the consummation of the transactions contemplated by this Agreement. UMSI and each Common Control Entity has at all times complied with the continuation of coverage requirements of Section 601 through 609 of ERISA and Section 4980B of the Code ("COBRA"). No Benefit Plan provides health, dental, life insurance or other welfare benefits (whether on an insured or self-insured basis) to Employees or former employees after their retirement or other termination of employment from UMSI (other than continuation coverage required under COBRA which may be purchased at the sole expense of the employee or former employee).

       2.18. Employee Relations. For the past three years, neither Seller nor UMSI has engaged in any unfair labor practice with respect to any Employees or former employees; no unfair labor practice complaint has been brought or is pending before the National Labor Relations Board with respect to any Employees or former employees; there has been no labor strike, dispute, slowdown or stoppage involving any Employees or former employees, nor is there any now pending or threatened; no representation question has been raised or now exists respecting Employees or former employees; neither Seller nor UMSI has been notified of any material grievance, and no arbitration proceeding arising out of or under any collective bargaining agreement has been brought or is pending with respect to any Employees or former employees; and neither Seller nor UMSI has been or is a party to any collective bargaining agreement.

       2.19. Suppliers. Except as set forth in Schedule 2.19, no supplier of the Seller or UMSI has, in the six months prior to the date hereof, given written notice to Seller or UMSI to cancel or otherwise terminate or reduce, or given such notice orally or threatened to cancel, terminate or reduce, its relationship with Seller or UMSI other than in the ordinary course of business consistent with past experience.

       2.20 Environmental Laws. Neither Seller nor USMI has received any notification that: Hazardous Materials (as defined below) have been generated, used, treated or stored at, or transported to or from, any real property used in UMSI's business; Hazardous Materials have been released or disposed of on any such property; or Seller or UMSI is not in compliance with applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any such property, nor have any of the foregoing events occurred. There are no pending or threatened claims, suits, demands, investigations, proceedings or other actions relating to any Environmental Law with respect to any such property. For purposes of this Agreement, "Environmental Laws" shall mean any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, permit, policy or order now in effect and in each case as amended to date and any judicial or administrative interpretation thereof relating to Hazardous Materials, environmental matters, the protection of public health and safety from environmental or health concerns or otherwise relating to environmental conditions; and "Hazardous Materials" shall mean all hazardous substances, wastes, materials or constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, radioactive materials, urea formaldehyde, polychlorinated biphenyls, radon gas and related materials, including, without limitation, any such materials defined, listed, identified under or described in any Environmental Laws.

       2.21. No Misrepresentation or Omission. No representation or warranty by Seller or UMSI in this Section 2 or in any other section of this Agreement, or in any certificate or other document furnished or to be furnished by Seller or UMSI pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

       2.22. Merger Consideration. Seller represents and warrants that it shall use the Merger Consideration, after payment of any indebtedness not assigned to and assumed by Buyer for which the creditor shall also release Seller from such obligation, to pay a special dividend to the holders of its common stock, provided, however, that Seller shall not pay any portion of such Merger Consideration to T.C. Equities, Ltd. with respect to common stock of Seller held by T.C. Equities, Ltd.

The representations and warranties of Seller and UMSI set forth above (other than in Sections 2.1., 2.2., 2.3., 2.4. and 2.8.) shall survive the Closing for a period of three years. The representations and warranties of Seller and UMSI set forth in Sections 2.1., 2.2., 2.3., 2.4. and 2.8.), and the covenants of Seller and UMSI set forth herein shall survive the Closing indefinitely.

3. Representations and Warranties of Buyer. Buyer and Newco each represents and warrants to Seller as follows:

       3.1. Capital Structure, Organization, Standing and Authority. The authorized capital stock of Buyer consists of 50,000,000 shares of NexGen Common, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share ("NexGen Preferred") of which Buyer has designated two series, the "Series A Preferred Stock" and the "Series B Preferred Stock." No other classes of capital stock of Seller are authorized. As of the date hereof, 3,397,071 shares of NexGen Common, 250,000 shares of Series A Preferred Stock and 70,000 shares of Series B Preferred Stock are issued and outstanding, and no other shares of capital stock of Buyer are issued and outstanding. All outstanding shares of NexGen Common and NexGen Preferred have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.1 of the Prior Agreement, Buyer has no Rights authorized, issued or outstanding with respect to the capital stock of Buyer other than certain rights with regard to certain financing transactions relating to this Agreement attached hereto as Schedule 3.1(A). Holders of NexGen Common do not have preemptive rights. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Newco is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. Buyer owns all of the issued and outstanding shares of capital stock of Newco.

       3.2. Authorization; Validity and Effect of Transaction Documents. The execution and delivery of this Agreement and all other Transaction Documents by each of Buyer and Newco, and the consummation by it of the Transactions, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all other Transaction Documents to be executed and delivered by Buyer, when executed and delivered pursuant hereto, will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the other Transaction Documents does not, and the consummation of the Transactions will not, (i) require the consent of any third party, (ii) violate any statute or law or any rule, regulation, order, writ, injunction, arbitration award or decree of any Governmental Authority or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority, (iii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Lien upon any part of the property of Buyer pursuant to any provision of, any material contract, indenture, mortgage, lease, license, Lien, or other agreement or instrument to which Buyer is a party or by which it is bound, or (iv) violate or conflict with any provision of the bylaws or articles of incorporation of Buyer, as amended to the date of this Agreement.

       3.3 Investment Intent. Buyer is acquiring the UMSI Shares for Buyer's own account for investment with no present intention of distributing or reselling any such Shares with a view to any distribution within the meaning of the Securities Act, and Buyer will not, directly or indirectly, voluntarily offer, sell, pledge or otherwise dispose of (or solicit any offers to purchase or otherwise acquire or take a pledge of) any UMSI Shares, except as contemplated by the Pledge Agreement, unless (i) registered pursuant to the provisions of the Securities Act or (ii) an exemption from registration is available under the Securities Act.

       3.4. Litigation. There are no actions, suits, investigations, inquiries or other proceedings with respect to Buyer or Newco involving claims by or against Buyer or Newco which are pending or threatened against any such entity, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality regarding Buyer's or Newco's business.

       3.5    Securities Filings; Statements True.

              3.5.1. Buyer has filed all Securities Documents filed, or required to be filed, pursuant to the Securities Laws since February 6, 1997 with the exception of a quarterly report to be filed for the second quarter of 1998 which shall be filed together with its quarterly report for the third quarter of 1998 with the SEC prior to the Closing. Buyer has provided or will provide prior to the Closing to Seller a true and complete copy of each Securities Document filed by Buyer with the SEC that Buyer was required to file during such period. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

              3.5.2. The consolidated balance sheet of Buyer as of December 31, 1997, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for the year ended December 31, 1997, as filed by Buyer in Securities Documents and the consolidated balance sheets of Buyer (including related notes and schedules, if any) and the related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) including in Securities Documents filed by Buyer with respect to periods ended subsequent to December 31, 1997 (collectively, the "Financial Statements") fairly present or will fairly present, as the case may be, the consolidated financial position of Buyer as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with U.S. generally accepted accounted principles on a consistent basis.

              3.5.3. No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Buyer contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

       3.6 Adverse Change. Since December 31, 1997, Buyer has not incurred any liability except as disclosed in the most recent Buyer Financial Statements, or entered into any transactions with affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective adverse change in the business, financial condition or results of operations of Buyer. All liabilities (including contingent liabilities) of Buyer are disclosed in the most recent Financial Statements of Buyer or were incurred in the ordinary course of business since the date of Buyer's most recent Financial Statements.

       3.7. Taxes. Buyer's sole operating subsidiary, Independent News Inc. ("INI"), has timely filed (or requests for extensions have been timely filed and any such extensions have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by it and has paid, or where payment is not required to have been made, has set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the period covered by such returns and will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Closing Date. Buyer will not have any liability for any such taxes or in excess of the amounts so paid or reserves or accruals so established. All federal, state and local (and, if applicable, foreign) tax returns filed by Buyer are complete and accurate. INI and, to the best of Buyer's knowledge, Buyer are not delinquent in the payment of any tax, assessment or governmental charge.

       3.8. Compliance with Laws. Buyer is in compliance with all statutes and regulations, and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and Buyer has not received notification (a) asserting a violation or possible violation of any such statute or regulation, (b) threatening to revoke any permit, license, registration or other government authorization, or (c) restricting or in any way limiting its operations.

       3.9. No Brokers. Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer, Seller or UMSI to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the other Transaction Documents or the consummation of the Transactions, and Buyer is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the other Transaction Documents or the consummation of the Transactions.

       3.10. Certain Information. When the proxy statement is mailed to Seller's shareholders, and at the time of the meeting of Seller's shareholders to vote upon this Agreement and the Plan of Merger, the proxy statement and all amendments and supplements thereto, with respect to all information set forth therein provided by Buyer (a) shall comply with the applicable provisions of the Securities Laws and (b) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

       3.11 Material Contracts. Set forth in Schedule 3.11 of the Prior Agreement is a list of all material contracts entered into by Buyer since February 6, 1997 other than those agreements and contracts listed on Schedule 3.1(A) hereto. Buyer has furnished to Seller copies of all material contract listed on Schedule 3.11 of the Prior Agreement prior to the execution of this Agreement.

              a. INI Acquisition. All obligations of Buyer in connection with its acquisition of the business of its subsidiary INI shall have been fully performed and no conditions to such acquisition, either precedent or subsequent, shall remain unsatisfied.

       3.12. Employee Relations. Buyer has not engaged in any unfair labor practice with respect to any Employees or former employees; no unfair labor practice complaint has been brought or is pending before the National Labor Relations Board with respect to any Employees or former employees; there has been no labor strike, dispute, slowdown or stoppage involving any Employees or former employees, nor is there any now pending or threatened; no representation question has been raised or now exists respecting Employees or former employees; Buyer has not been notified of any material grievance, and no arbitration proceeding arising out of or under any collective bargaining agreement has been brought or is pending with respect to any Employees or former employees; and Buyer has not been or is not a party to any collective bargaining agreement.

       3.14. Suppliers. No supplier of the Buyer has, in the six months prior to the date hereof, given written notice to Buyer to cancel or otherwise terminate or reduce, or given such notice orally or threatened to cancel, terminate or reduce, its relationship with Buyer other than in the ordinary course of business consistent with past experience.

       3.15   Environmental Laws. Buyer has not received any notification that:
Hazardous Materials have been generated, used, treated or stored at, or transported to or from, any real property used in Buyer's business; Hazardous Materials have been released or disposed of on any such property; or Buyer is not in compliance with applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any such property, nor have any of the foregoing events occurred. There are no pending or threatened claims, suits, demands, investigations, proceedings or other actions relating to any Environmental Law with respect to any such property.

       3.16. No Misrepresentation or Omission. No representation or warranty by Buyer in this Section 3 or in any other Section of this Agreement, or in any certificate or other document furnished or to be furnished by Buyer pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

The representations and warranties of Buyer and Newco set forth above (other than in Sections 3.1., 3.2. and 3.5.) shall survive the Closing for a period of three years. The representations and warranties of Buyer and Newco set forth in Sections 3.1., 3.2., and 3.5.), and the covenants of Buyer and Newco set forth herein shall survive the Closing indefinitely.

4.     Other Covenants and Agreements.

       4.1.   Reserved.

       4.2.   Reserved.

       4.3.   Reserved.

       4.4.   Taxes and Expenses.

              4.4.1. Seller covenants and agrees to pay any and all taxes on the transfer to Buyer of the UMSI Shares. Except as otherwise specifically provided for in this Agreement, Seller will assume and pay all costs, liabilities and other obligations incurred by Seller in connection with the performance of and compliance with all Transactions and other agreements and conditions contained in this Agreement and the other Transaction Documents to be performed or complied with by Seller, including legal and accounting fees. To the extent that such costs, together with other cost, liabilities and other obligations of Seller are not paid by Seller in the ordinary course and exceed the Debt Pay-Off Consideration, such excess costs shall become an obligation of the Buyer.

              4.4.2. Except as otherwise specifically provided for in this Agreement, Buyer will assume and pay all costs, liabilities and other obligations incurred by Buyer in connection with the performance of and compliance with all Transactions and other agreements and conditions contained in this Agreement and the other Transaction Documents to be performed or complied with by Buyer, including legal and accounting fees.

       4.5.   Proprietary Information.

              4.5.1. Seller covenants and represents that from and after the Closing, Seller and its affiliates will not have any interest in, or claim to, any patents, trademarks, trade names, service marks, copyrights or applications therefor, or licenses to use any of the foregoing, or designs, methods, inventories or know-how related thereto (collectively "Business Property Rights") owned or held by UMSI, and all such Business Property Rights which are necessary to, or used in the conduct of UMSI's business, and all knowledge or information of a confidential nature acquired at or before the Closing Date with respect to the UMSI and its business will be held in confidence by Seller and will not be disclosed or made public, except for the benefit of Buyer or UMSI, or made use of by or through Seller, directly or indirectly.

              4.5.2. Seller, on its own behalf and on behalf of its affiliates, acknowledges that a breach of subsection 4.5.1. hereof would cause irreparable damage to Buyer, and in the event of Seller's actual or threatened breach of the provisions of subsection 4.5.1. hereof, Buyer shall be entitled to a temporary restraining order and an injunction restraining such Seller from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Seller. Nothing shall be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages.

       4.6. Operation of the Business. Except as contemplated herein or as otherwise consented to by Buyer in writing, prior to the Closing Seller will, and will cause UMSI to:

              4.6.1. Use its best efforts to keep UMSI intact and not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of the business of UMSI as presently conducted, including without limitation incurring any contractual obligation outside the ordinary course of the business as presently conducted, and to maintain the goodwill associated with the business;

              4.6.2. Not take any action that could result in the breach of any of the representations, warranties or covenants of Seller or UMSI pursuant to this Agreement, or that could cause any of the representations, warranties or covenants of Seller or UMSI not to be true and correct in all material respects immediately after such action or on the Closing Date; and

              4.6.3. Recommend to the Unico Common Holders to vote in favor of the Merger which will result in the sale of the UMSI Shares, Seller's sole significant asset.

       4.7. Access for Due Diligence Investigation. To the extent within Seller's and Buyer's ability and control, each of the parties hereto have afforded, and until the Closing, shall continue to afford, to the other parties hereto and their respective representatives (including, without limitation, directors, officers, employees, investment bankers, accountants, counsel, and other advisors) full access during normal business hours to all of the assets, books, and records of such party and such other information with regard to such party as any other party hereto may from time to time request, and to make copies of such books, records and other documents and to discuss the business of such party with such persons (including, without limitation, directors, officers, employees, accountants, counsel, suppliers, customers and creditors) as each of the other parties hereto deems necessary or appropriate for making a due diligence investigation of the other parties hereto. Buyer and Seller shall coordinate contact with third parties concerning their due diligence investigations.

       4.8.   Notification of Certain Events.

              4.8.1. Each party shall give prompt notice to the other parties hereto of (i) the occurrence, or failure to occur, of any event that could cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or which if known as of the date hereof would have been required to be disclosed to the other parties hereto, and (ii) any failure of such party to comply with any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement.

              4.8.2. Each party shall give prompt notice to the other parties hereto of any determination by it that an event described in clause 4.8.1.(i) or
(ii) could reasonably be expected to interfere with the Closing on the scheduled Closing Date.

       4.9. Permits and Consents. Seller and Buyer agree to cooperate and use their best efforts to obtain any license, permit, authorization or approval (a "Permit"), and to make any registration, declaration, or filing, required to be obtained or made with any Governmental Authority or any other person or entity, to consummate the Transactions. This covenant shall survive the Closing.

       4.10. UCC and Lien Searches. Buyer shall, at its sole cost and expense, obtain copies of written reports of UCC and judgment lien searches in each jurisdiction in which Seller or UMSI is organized or in which assets thereof are located, such reports to be dated within ten days of the Closing Date. Seller and UMSI represent and warrant that all of the assets of Seller and UMSI are located in Fairfax County, Virginia.

       4.11. Seller Shareholder Meeting; Proxy Statement. As promptly as practicable after the date hereof, Seller shall prepare and file a proxy statement with the SEC. Buyer will furnish to Seller upon request the information required to be included in the proxy statement with respect to the business and affairs of Buyer before it is filed with the SEC. Seller and Buyer shall use their best efforts in responding to any inquiries concerning the proxy statement from the SEC prior to mailing such proxy statement to the Seller's shareholders. Seller shall cause the proxy statement to be mailed to and call for a vote of its shareholders of record in accordance with all applicable notice requirements under the Securities Laws and the Delaware General Corporation Law.

5.     Conditions of Closing.

       5.1 Buyer's and Seller's Conditions of Closing. The obligation of Buyer to purchase and pay for the UMSI Shares, and the obligation of Seller to sell the UMSI Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

              5.1.1. Any and all Permits from third parties and Governmental Authorities required to consummate the Transactions shall have been obtained.

              5.1.2. No suit, action, investigation, inquiry or other legal or administrative proceeding by any Governmental Authority or other person shall have been instituted or threatened which questions the validity or legality of the Transactions or which could reasonably be expected to adversely affect the ability of Buyer to consummate such Transactions.

              5.1.3. As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the Transactions or any of them not be consummated as so provided, or imposing any material conditions on the consummation of such Transactions by Seller or Buyer.

              5.1.4. The parties hereto shall have executed and delivered to the other parties hereto all other Transaction Documents and shall have received and delivered to the other parties the following documents:

                     a. Written evidence by Buyer of the consummation of its acquisition of 100% of the subordinated debt of Seller and the Unico Series C Preferred, and contemporaneous cancellation of the subordinated debt of Seller to Buyer and waiver of all rights of the Unico Series C Preferred other than voting and conversion rights;

                     b. Written evidence from BancFirst that BancFirst will not object to the Transactions, consents to the acquisition of UMSI by Buyer, releases Seller from its obligations in regard to its debt to BancFirst and agrees to the assumption by Buyer of such obligations in regard to the debt of Seller to BancFirst;

                     c. A stock purchase and shareholder agreement between Messrs. Joel Sens ("Sens") and Gerard Bernier ("Bernier") providing for, among other things, an agreement between Sens and Bernier concerning the structure of Buyer's board of directors upon consummation of the Transactions;

                     d. Employment agreements between Bernier and each of Buyer and the Surviving Corporation for the appointment of Bernier as CEO of each such corporation;

                     e. A consulting agreement between Buyer and Sens providing for the engagement of Sens as a consultant to Buyer;

                     f. Stock option agreements between Buyer and each of Sens and Kenneth Brochin ("Brochin") providing for 150,000 stock options, exercisable at $0.50 per share for a term of ten years from the date of their issuance to acquire one share per option of NexGen Common, for each of Sens and Brochin;

                     g. A stock purchase agreement among Buyer, Bernier, Gerald Bomstad ("Bomstad") and Leon Zajdel ("Zajdel") providing for the exchange of Unico Common of each of Bernier, Bomstad and Zajdel for shares of NexGen Common;

                     h. The cancellation of certain indebtedness of the Buyer to certain shareholders of Buyer, and the cancellation of certain indebtedness of certain shareholders of Buyer to Buyer;

                     i. Evidence of the reservation of 150,000 shares of NexGen Common by Buyer's board of directors for awards to key employees of Buyer and/or UMSI by Buyer's board of directors; and

                     j. Evidence of a restructuring of Buyer's loan from KeyBank National Association to extend repayment past January 1, 2000, and Buyer shall undertake its best efforts to reduce substantially the debt prior to maturity.

              5.1.5. The shareholders of Seller shall have approved the Transactions through a shareholder vote.

       5.2. Buyer's Conditions of Closing. The obligation of Buyer to purchase and pay for the UMSI Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

              5.2.1. All representations and warranties of Seller and UMSI contained in this Agreement and the other Transaction Documents shall be true and correct at and as of the Closing Date, Seller shall have performed all agreements and covenants and satisfied all conditions on its part required to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Buyer shall have received a certificate of the Seller dated the Closing Date to such effect.

              5.2.2. Seller shall have delivered to Buyer certificates of each of Seller's and UMSI's corporate Secretary certifying:

                     (i) Resolutions of its Board of Directors authorizing execution and delivery of this Agreement and the other Transaction Documents and the performance of all Transactions; and

                     (ii) The incumbency of its officers executing this Agreement and all other Transaction Documents executed on Seller's behalf.

              5.2.3. Seller shall have delivered to Buyer certificates of the Secretary of State of Delaware and the Virginia Corporation Commission certifying as of a date reasonably close to the Closing Date that each of Seller and UMSI, respectively, has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

              5.2.4. Seller shall have delivered the stock and minute book of UMSI and the written resignations, effective on the Closing Date, of all members of the Board of Directors and all officers of UMSI, and shall have caused all persons who have been designated by Buyer to be duly elected as directors and officers of UMSI.

              5.2.5. Seller shall have delivered to Buyer certificates and other instruments representing all the UMSI Shares issued and outstanding, duly endorsed for transfer or accompanied by appropriate stock powers (in either case executed in blank or in favor of Buyer), together with all other documents necessary or appropriate to validly transfer the UMSI Shares to Buyer free and clear of all Liens.

              5.2.6. There shall not have occurred any material adverse change in the business, client relations, operations, properties, prospects, assets or condition of UMSI, and no event shall have occurred or circumstance shall exist that has specific application to UMSI (other than general economic or industry conditions) that could reasonably be expected to result in such a material adverse change.

       5.3. Seller's Conditions of Closing. The obligation of Seller to sell the UMSI Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

              5.3.1. All representations and warranties of Buyer contained in this Agreement and the other Transaction Documents shall be true and correct at and as of the Closing Date, Buyer shall have performed all agreements and covenants and satisfied all conditions on its part required to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Seller shall have received a certificate of Buyer dated the Closing Date to such effect.

              5.3.2. Buyer shall have delivered to Seller a certificate of its corporate Secretary certifying:

                     (i) Resolutions of its Board of Directors authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                     (ii) The incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

              5.3.3. Buyer shall have delivered the Merger Consideration and the Debt Pay-Off Consideration as provided for in Section 1.2 herein on the Closing Date, together with satisfactory evidence of the Debt Forgiveness as provided for in Section 1.2 herein, collectively constituting the Purchase Price.

              5.3.4. Buyer shall have adopted bylaws in the form attached hereto as Exhibit 5.3.4.

              5.3.5. Buyer shall, as soon as practical after the date hereof but no later than December 31, 1998, enter into a stock purchase agreement, in satisfaction of Seller's indebtedness to Buyer, and Seller shall issue 1,800,000 shares of UNICO Common to T.C. Equities, Ltd. in satisfaction thereof.

              5.3.6. Seller, Seller's associates and NexGen, as those parties are defined in that certain Amended and Restated Stock Purchase and Shareholder Agreement of even date herewith, shall have fully performed each and all of their obligations set forth in such agreement including, but not limited to, performance of those specific items set forth in Exhibit C thereto.

6.     Miscellaneous.

       6.1. Notice. Any notice or other communication required or permitted hereunder shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by telegram (with messenger service specified), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice hereunder.

              (a)    If to Buyer, at:

                     Next Generation Media Corp.
                     900 North Stafford, Suite 2003
                     Arlington, VA  22203
                     Telecopy:  (703) 516-9888

                     With a copy (which shall not constitute
                      notice) to:

                     Jonathan P. Graham, Esq.
                     Williams & Connolly
                     725 12th Street, N.W.
                     Washington, D.C.  20005
                     Telecopy:  (202) 434-5029

              (b)    If to Seller, at:

                     UNICO, Inc.
                     8380 Alban Road
                     Springfield, VA  22150
                     Telecopy:  (703) 913-0425

                     With a copy (which shall not constitute
                      notice) to:

                     Matthew A. Clary III, Esq.
                     Holland & Knight LLP
                     3110 Fairfax Park Drive, Suite 900
                     Falls Church, VA  22042
                     Telecopy:  (703) 645-8610

Notice shall be effective immediately upon personal delivery or telecopy, seven
(7) business days after deposit in the mail, or one (1) business day after deposit with a telegraph company or overnight courier service.

       6.2.   Termination.

              6.2.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the Closing by mutual written agreement of the parties. Without the mutual written agreement of the parties hereto, this Agreement will terminate on January 31, 1999.

              6.2.2. Termination for Breach.

                     (i) Termination By Buyer. If there has been a material breach by Seller or UMSI of any of Seller's or UMSI's agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, then Buyer may, by written notice to Seller at any time prior to the Closing that such breach is continuing, terminate this Agreement with the effect set forth in Section 6.2.2. (iii) hereof.

                     (ii) Termination By Seller. If there has been a material breach by Buyer of any of Buyer's agreements, representations or warranties contained in this Agreement which has not been waived in writing by Seller, then Seller may, by written notice to Buyer at any time prior to the Closing that such breach is continuing, terminate this Agreement with the effect set forth in
Section 6.2.2. (iii).

                     (iii) Effect of Termination. Termination of this Agreement pursuant to this Section 6.2.2. shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has breached or failed to perform any of the representations, warranties, covenants, or agreements of this Agreement prior to termination hereof.

       6.3 Disclosures and Announcements. Both the timing and the content of all disclosures to third parties (other than disclosures to agents acting on behalf of Buyer or Seller for purposes of conducting their respective due diligence investigation) and public announcements concerning the transactions provided for in this Agreement by either Seller or Buyer shall be subject to the approval of the other in all essential respects until the Closing following which the specific terms of the Transaction Documents shall remain confidential between the parties, except to the extent that disclosure of such terms is required under applicable laws or regulations.

       6.4. Further Assurances. Each party will do such acts, and execute and deliver to any other party such additional documents or instruments as may be reasonably requested in order to effect the purpose of this Agreement and the other Transaction Documents and to better assure and confirm unto the requesting party its rights, powers and remedies hereunder and thereunder.

       6.5. Binding Effect; No Assignment. This Agreement and the other Transaction Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, no party shall assign any of its rights or delegate any of its obligations under any Transaction Document without the prior written consent of the other parties thereto, which may be withheld at their respective discretion.

       6.6. Entire Agreement. This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement among the parties with regard to their respective subject matters and supersede any and all prior written or oral agreements, understandings, representations and warranties made with respect thereto. No amendment, supplement or modification of this Agreement or any other Transaction Document nor any waiver of any provision hereof or thereof shall be made except in writing executed by all parties hereto or thereto.

       6.7. Governing Law. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF VIRGINIA, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. Each of the parties hereto (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement will be instituted exclusively in the state courts of Virginia or in the United States District Court for the Eastern District of Virginia, (b) waives any objection which such party may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of the state courts of Virginia and the United States District Court for the Eastern District of Virginia in any such suit, action or proceeding. Each party further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in such courts and agrees that service of process upon such party mailed by certified mail to the party's address specified pursuant to Section 6.1 will be deemed in every respect effective service of process upon such party in any such suit, action or proceeding.

       6.8. Survival. All representations, warranties, covenants and agreements made by the parties to this Agreement and the other Transaction Documents shall survive the execution of this Agreement and the Closing. Notwithstanding any investigation conducted before the date of this Agreement or the Closing, or the decision of any party to execute this Agreement or proceed to Closing, each party shall be entitled to rely on the representations and warranties of the other party set forth herein or in any other Transaction Document.

       6.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

       6.10. Interpretation. No provision of this Agreement or any other Transaction Document shall be interpreted or construed against any party because that party or its legal representative drafted such provision. The titles of the paragraphs of this Agreement and other Transaction Documents are for convenience of reference only and are not to be considered in construing this Agreement or the relevant Transaction Document. For all purposes of this Agreement and the other Transaction Documents, unless the context otherwise requires or as otherwise expressly provided, (a) all defined terms shall include both the singular and the plural forms thereof; (b) reference to any gender shall include all other genders; (c) all references to words such as "herein", "hereof", and the like shall refer to this Agreement as a whole and not to any particular Article or Section within this Agreement; (d) the term "include" means "include without limitation"; and (e) the term "or" is intended to include the term "and/or".

       6.11. No Waiver; Remedies Cumulative. No waiver by any party hereto of any one or more defaults by any other party or parties in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law, in equity or otherwise.

       6.12. Incorporation of Exhibits. All exhibits and schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

       6.13. Severability. If any term, covenant or condition of this Agreement, or the application of such term, covenant or condition to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such term, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition shall be valid and enforced to the fullest extent permitted by law. Upon determination that any such term is invalid, illegal or unenforceable, the parties hereto shall amend this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

       6.14. Stand Still. Except with the written consent of both Buyer and Seller, each of the parties hereto, covenants that between the date hereof and the Effective Time, other than as provided for in the Transaction Documents, neither it nor any of its subsidiaries shall:

              a. carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new subsidiary or engage in any new activity;

              b. declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

              c.     issue any shares of its capital stock;

              d. issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

              e. amend its articles of incorporation or bylaws; impose or permit imposition of any lien, charge or encumbrance on any share of stock held by it in any subsidiary, or permit such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

              f. merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices;

              g. fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

              h. increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees;

              i. enter into any material agreement, arrangement or commitment not made in the ordinary course of business;

              j. dispose of any material assets other than in the ordinary course of business; or

              k.     agree to do any of the foregoing.

       6.15   Execution Date.

              6.15.1 Seller acknowledges that, pursuant to the Prior Agreement,
                     Buyer has made advances to Seller in the amount of $175,500 for working capital, payment of creditors and other purposes. Seller and Buyer agree that on the Closing Date, Buyer shall forgive this indebtedness to Seller and such forgiveness of indebtedness shall be included in the Purchase Price.

              6.15.2 Seller acknowledges that, in addition to the advances made pursuant to Section 6.15.1 hereof, Buyer has made advances to Seller in the amount of $170,000 for working capital, payment of creditors and other purposes since the execution of the Prior Agreement. Seller shall enter into a stock purchase agreement as soon as practical after the date hereof and on or before December 31, 1998, whereby, in satisfaction of this obligation to Buyer and in consideration of Buyer's obligation to make certain other advances to Seller on or before December 31, 1998, Seller shall sell 1,800,000 shares of Unico Common to T.C. Equities, Ltd.

                   [SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first set forth above.

                                 NEXT GENERATION MEDIA
                                  CORP. (BUYER)

                                 By:  /s/  Larry Grimes
                                    ---------------------------
                                    Lawrence Grimes
                                    President

                                 UNITED MARKETING MERGER
                                  CORP. (NEWCO)

                                 By:  /s/  Larry Grimes
                                    ---------------------------
                                    Lawrence Grimes
                                    President

                                 UNICO, INC. (SELLER)

                                 By:  /s/  Shane H. Sutton
                                    ---------------------------
                                    Shane H. Sutton
                                    President

                                 UNITED MARKETING SOLUTIONS INC.
                                          (UMSI)

                                 By:  /s/  Gerard Bernier
                                    ---------------------------
                                    Gerard Bernier
                                    President